EXHIBIT 99.1

CINEDIGM CLOSES UNDERWRITTEN PUBLIC OFFERING

(Los Angeles and New York; March 25, 2014) -- Cinedigm Corp. (NASDAQ: CIDM), a leading independent content distributor in the United States, announced today it closed an underwritten public offering of 11,730,000  shares, inclusive of the full over-allotment option, of Class A common stock, at a price to the public of $2.70 per share.  The Company plans to use the approximately $29.7 million in net proceeds for working capital, to fund potential future acquisitions and for other general corporate purposes.

In connection with the offering, Piper Jaffray & Co. acted as the sole manager.

This communication shall not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT CINEDIGM:
Cinedigm Corp. is a leading independent content distributor in the United States, with a library of close to 50,000 films and TV episodes and a wide range of content from brand name suppliers.

Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Corp.

[CIDM-E]

Forward Looking Statements
Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of Cinedigm officials during presentations about Cinedigm, along with Cinedigm's filings with the SEC, including Cinedigm's registration statements, quarterly reports on Form 10-Q and annual report on Form 10-K, are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act'').  Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects," "anticipates,'' "intends,'' "plans,'' "could," "might," "believes,'' "seeks," "estimates'' or similar expressions.  In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by Cinedigm's management, are also forward-looking statements as defined by the Act.  Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about Cinedigm, its technology, economic and market factors and the industries in which Cinedigm does business, among other things, as referenced under the headings entitled “Risk Factors” contained in the Company’s annual report on Form 10-K and the Company’s other periodic filings with the SEC.  These statements are not guarantees of future performance and Cinedigm undertakes no specific obligation or intention to update these statements after the date of this release.

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Cinedigm Public Relations:
MBC
Maggie Begley
Maggie@mbcprinc.com
310-390-0101

Cinedigm Investor Relations:
Jill Newhouse Calcaterra
jcalcaterra@cinedigm.com
Office 424-281-5417
Cell 310-466-5135